Exhibit 99.1

Summit Wireless Technologies Reports Record Preliminary Revenue of $1.0
Million in the Q4 2020; Growth of 130+% YoY

Q1 2021 Revenues Expected to Increase Over 100%, Compared to Same Year-Ago Quarter

San Jose, CA – January 14, 2021 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided preliminary revenue for the fourth quarter ended December 31, 2020 and revenue guidance for the first quarter ending March 31, 2021.

“The record preliminary revenues of over $1.0 million for the fourth quarter of 2020 is testament to the unique value that our technology brings to both partners and the end-consumer in delivering a fully immersive, cost-effective audio experience,” said Brett Moyer, CEO of Summit Wireless. “We attribute some of this success to the brand recognition and sheer number of consumers visiting both our website, as well as brand websites, which increased over 85% to more than 185,000 in the last quarter of 2020. This sharp increase demonstrates the power of our WiSA Wave marketing program and asserts that consumers are starving for a seamless, easy to set up home audio experience that only WiSA technology can provide.”

“We expect the momentum that we established in 2020 to accelerate well into the future, with first quarter 2021 revenues expected to grow over 100% when compared to the same year-ago quarter,” concluded, Moyer.

Preliminary Q4 2020 Revenue

The company expects revenue for the fourth quarter of 2020 to exceed $1.0 million, an increase of at least 130% when compared to revenue of $430,000 in the fourth quarter of 2019. This year-over-year growth is primarily attributed to increased volumes of modules for consumer electronics companies as a result of new customer design wins, which enable mainstream consumers and audio enthusiasts to experience high quality audio.

Q1 2021 Revenue Guidance

For the first quarter ending March 31, 2021, management expects revenue to increase over 100%, compared to the same period in 2019, and exceed $822,000, even though the first quarter typically has the lowest seasonality for customers and shipments

The estimated results included in this press release are preliminary and subject to adjustment upon completion of the Company’s quarter-end financial review process. Final financial results for the period ending December 31, 2020 will be released in mid-March 2021.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA CertifiedTM components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about WiSA, please visit: www.wisaassociation.org. © 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact:

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com